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Exhibit 3.3

AMENDMENT TO THE BYLAWS OF
ELLORA ENERGY INC.

        THIS AMENDMENT TO THE BYLAWS OF ELLORA ENERGY INC., a Delaware corporation (the "Company") is made pursuant to Article V(e) of the company's Certificate of Incorporation by resolution of the Board of Directors of the Corporation dated August 27, 2002.

1.
The first sentence of Section 4.1 of the Bylaws shall be deleted and replaced in its entirety with the following:

4.1
Positions

  The officers of the Corporation shall be a Chairperson, a President, a Chief Operating Officer, a Secretary and a Treasurer, and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including one or more Vice Chairmen, Executive Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers.

  The last sentence of Section 4.1 of the Bylaws shall be deleted and replaced in its entirety with the following:

  As set forth below, each of the Chairperson, President, the Chief Operating Officer and/or any Vice President may execute bonds, mortgages and other contracts under the seal of the Corporation, if required, except where required or permitted by law to be otherwise executed and except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

2.
A new Section 4.4 shall be added to the Bylaws as follows and the current Sections 4.4 through 4.11 shall be renumbered Sections 4.5 through 4.12 accordingly:

4.4
Chief Operating Officer.

  The board may designate a chief Operating Officer who shall have such responsibilities and duties as are assigned by the President or the Board of Directors.

        Except as expressly amended hereby, the Company's Bylaws shall remain in full force and effect without change.

        * * * * *

        The undersigned, being the duly authorized and appointed Secretary of the Company, hereby certifies that the foregoing Amendment to the Bylaws of the Company was duly adopted by the Board of Directors of the Company by unanimous written consent dated August 27, 2002.

/s/ JEFFERY S. WILLIAMS Jeffery S. Williams, Secretary

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  Exhibit 3.3